EXHIBIT 10.37

MEDICAL CARE TECHNOLOGIES INC.
EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made between MEDICAL CARE TECHNOLOGIES INC. , a Nevada corporation (the “Company”) located at Room 815, No. 2 Building, Beixiaojie, Dongzhimen Nei, Beijing 10009, and Luis Kuo, (the “Executive”) with address at Richmond Hill, Ontario, Canada, (collectively sometimes referred to as the “Parties” and individually sometimes referred to as “Each Party”). Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the “Effective Date” set forth in Section 11 below.

WITNESSETH:

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1.	Employment.

The Company hereby agrees to employ the Executive, and Executive hereby agrees to serve the Company, as Chief Operating Officer of the Company (‘Period of Employment”), for a period of thirty six (36) months beginning on the Effective Date.  This Agreement is automatically renewable for successive one year terms. Executive or the Company shall provide the other with written notice of non-renewal at least thirty (30) days, but not more than sixty (60) days, before the end of the period of Employment.

2.	Scope of Employment and Duties:

(a)
During the Employment, Executive will serve as Chief Operating Officer of the Company. In that connection, Executive will (i) devote his time, attention and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interest and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of Company may from time to time assign to his.

(b)
Section 2 (a) shall not be construed as preventing Executive from (i) serving on corporate, civic or charitable board or committees or (ii) making investments in other businesses or enterprises or (iii) giving Executive the ability to consult with and assist other companies and individuals.

(c)	Duties of Executive as outlined in Schedule A; attached hereto this Agreement.

3.	Compensation and Benefits During Employment.

During the Employment, the Company shall provide compensation to Executive as follows:

(a)
The Company shall pay Executive a base compensation to be determined at such time when the Company secures a major financing in excess of $500,000.  The Company shall be responsible for withholding for all taxes to the Internal Revenue Service as well as any and all other taxes payable in the United States including taxes payable to any state or local jurisdiction.

(b)	The Company shall reimburse Executive for business expenses incurred by Executive in connection with Employment in accordance with the Company’s then-current policies.

(c)	Executive will be entitled to participate in any health insurance or other employee benefit plan which the Company may adopt in the future.

(d)
Executive will be entitled to 2,000,000 restricted shares of the Company’s common stock for the first year of service. Future and subsequent years’ of service stock based compensation will be determined thirty (30) days prior to the anniversary date of this Agreement.

(e)	Executive will be entitled to participate in any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board of Directors.

(f)	Executive will be granted a stock option to purchase 100,000 common shares of the Company pursuant to the terms and conditions of the Company’s 2010 Stock Option Plan.

(g)	Incentive Compensation: In addition to the foregoing, Executive shall participate in the Company’s Performance Based Incentive Plan to be adopted by the Company in the future.

(h)
Future Salary Deferral: The Company and Executive mutually agree that, should a cash compensation be granted to the Executive for his services as per provision in 3(a), the Executive shall mutually agree to defer salary based on the working capital needs of the Company. The Parties acknowledge and agree that the Executive will be paid 100% of annual base compensation agreed upon in the future based on the working capital needs of the Company and as soon as the Company has sufficient working capital to do so. The Parties acknowledge and agree that the Executive will have the option to convert Salary Deferral to restricted common stock based on the working capital of the Company. If the Executive elects to convert Salary Deferral to restricted common stock, the conversion price will be based on the sixty (60) day average closing price of the Company Stock.

4.	Confidential Information:

(a)
Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Executive will not disclose, directly or indirectly any of the Company’s confidential business information or confidential technical information to anyone without authorization from the Company’s management. Executive will not use any of the Company’s confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

(b)	Executive will strictly adhere to any obligation that may be owed to his current or former employers insofar as Executive’s use or disclosure of their confidential information is concerned.

(c)
Information will not be deemed part of the confidential information restricted by this Section 4 if Executive can show that: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company or (iv) Executive is required to disclose the information pursuant to legal process (e.g. a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

5.          Legal Fees and Expenses:

In the event of a claim, dispute, lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Executive arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g. opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys’ fees and expenses unless the other forum determines that such a recovery would not serve the interest of justice.

6.          Successors:

(a)
This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns; (ii) Executive and Executive’s heirs and legal representatives, except that Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part; and (iii) Executive Parties as provided in Section 8.

(b)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, acquisition or otherwise) to all or substantially all of the business and or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, ‘the company” shall mean Company as hereinbefore defined and any successor to its business and or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.	Indemnification:

(a)
The Company agrees to indemnify and hold harmless Executive, his nominees and/or assigns (references in this Section 7 to Executive also includes a reference to Executive’s nominees and/or assigns) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suites, proceedings, and investigations in respect thereof and any expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursement, as and when incurred, of investigating, preparing or defending, any such action, suit, proceeding or investigation that is in any way related to the Executive’s employment with the Company. Such indemnification does not apply to acts performed by Executive which are criminal in nature. The Company also agrees that Executive shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Company, for or in connecting with, the engagement of the Executive under the Agreement, except to the extent that any such liability resulted primarily and directly from Executive’s gross negligence and willful misconduct.

(b)
These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Executive or the persons indemnified below in this sentence and shall extend to the following; the Executive, his affiliated entities, partners, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, “The Executive Parties).

(c)
If any action, suit, proceeding or investigation is commenced, as to which any of the Executive parties propose indemnification under the Agreement, they shall notify the Company with reasonable promptness; provided however, that any failure to so notify the Company shall not relieve the Company from its obligation hereunder.  The Executive Parties shall have the right to retain counsel of their own choice (which shall be reasonable acceptable by the Company) to represent them and the Company shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against the Executive Parties made with the Company’s written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of the party seeking indemnification, which shall not be reasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

(d)
The indemnification provided by this Section 7 shall not be deemed exclusive of or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company’s Articles of Incorporation, Bylaws, any law, agreement or vote of shareholders or disinterested Directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of Executive, both as to action in his Employment and as to action in any other capacity.

(e)	Neither Termination nor completion of the Employment shall effect these indemnification provisions which shall then remain operative and in full force and effect.

(f)
The Company agrees to fully indemnify, defend and hold harmless Executive, his heirs, successors and assigns against any and all losses, claims, demands, damages, investigations, audits, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, including reasonable attorney fees and expenses, with respect to any and all state or federal tax matters, and/or any other matters related to the Executive’s employment with the Company, including the costs and expenses related to investigating, preparing or defending any such matter.

8.	Termination:

This Agreement and the employment relationship created hereby will terminate (i) upon disability or death of Executive under Section 8 (a) or 8 (b); (ii) with cause under Section 8 (c); (iii) for good reason under Section 8 (d); or (iv) without cause under Section 8 (e).

(a)
Disability: Company shall have the right to terminate the employment of Executive under this Agreement for disability in the event Executive suffers an injury, illness, or incapacity of such character as to substantially disable his from performing his duties without reasonable accommodation by Executive hereunder for a period of more than (30) consecutive days upon Company giving at least thirty (30) days written notice of termination.

(b)	Death: This agreement will terminate on the Death of the Executive.

(c)
With Cause:  Company may terminate this Agreement at any time because of, (i) the conviction of Executive of an criminal act or acts constituting a felony; or (ii) Executive’s gross negligence in the performance of his duties hereunder.

(d)	Good Reason. The Executive may terminate his employment for “Good Reason” by giving Company ten (10) days written notice.

(e)	Without Cause: Company may terminate this Agreement without cause.

9.	Obligations of Company Upon Termination:

(a)
In the event of the termination of the Executive’s employment pursuant to Section 8 (a), (b), or (c), Executive will be entitled only to the compensation earned by his hereunder as of the date of such termination.

(b)
In the event of the termination of Executives employment pursuant to Section 8 (d) or (e), Executive will be entitled to receive all unpaid payments of earned based compensation, immediate vesting of all stock options, incentive compensation, bonuses under this agreement, in no event later than ten (10) days following such Termination.

10.	Other Provisions:

(a)
All notices and statements with respect to this Agreement must be in writing. Notices to the Company shall be delivered to the Chairman of the Board or any vice president of the Company. Notices to Executive may be delivered to Executive in person or sent to Executive’s then current mailing address as indicated in the Company’s records.

(b)
This agreement sets for the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c)	Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

(d)
If any provision of this agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e)	This agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Nevada.

(f)	No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g)	Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h)
This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

11.	Summary of Terms of Employment:

Effective Date:	February 1, 2011

Term & Commitment:	Thirty Six (36) Months. Renewable

Official Position:	Chief Operating Officer

Year 1 Salary:	2,000,000 Restricted Shares of Common Stock of the Company

By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of this Agreement; (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by the Agreement.

MEDICAL CARE TECHNOLOGIES INC.:	EXECUTIVE:

/s/ Ning C. Wu	/s/ Luis Kuo

Ning C. Wu, CEO, President & Director	Luis Kuo

Schedule A

Medical Care Technologies Inc. - Luis Kuo COO Agreement

Chief Operating Officer

The COO will be responsible for high profile deliverables to the Office of the CEO including strategic business development and managing of the integration of approved business strategies into operations at various levels.

Deliverables to the Office of the CEO:

●	Present recommendations to the Office of the CEO in the development of short-term and long-term business strategies and plans
●	Identify and develop business growth opportunities
●	Identify and recommend opportunities to establish businesses in new markets/new areas

Operations
●	Execute and operationalize short and long-term business strategies and tactical solutions
●	Integrate newly acquired entities and capabilities into the organization
●	Establish market dominance and leadership in the industry
●	Align operational goals to strategic direction and company vision
●	Together with the Board and other Executive members, raise the company's profile among stakeholders, shareholders and public
●	Responsible for day-to-day operations
●	Implement and manage best practices across business units/entities/acquisitions

Summary of Term

Effective Date:	February 1, 2011

Term & Commitment:	Thirty Six (36) Months. Renewable

Official Position:	Chief Operating Officer

Year 1 Salary:	2,000,000 Restricted Shares of Common Stock of the Company

Summary of Compensation

The Company shall pay Executive a base compensation to be determined at such time when the Company secures a major financing in excess of $1,000,000. The compensation will start at such time upon approval of the Board of Directors of the company. The compensation is not retroactive to the signing date of this agreement,